EXHIBIT 99.1

Havertys Reports Results for Fourth Quarter and Full Year 2011

ATLANTA, GEORGIA, February 27, 2012 -- HAVERTY FURNITURE COMPANIES, INC. (NYSE: HVT and HVT.A) reports fourth quarter and full year 2011 operating results.  The earnings per share for the fourth quarter of 2011 were $0.76 compared to $0.25 for the same period of 2010.  The earnings per share for the full year 2011 were $0.70 compared to $0.38 for 2010.  The results for both periods of 2011 included a favorable, non-cash special item of $14.1 million for the release of almost all of the valuation allowance against the company’s net deferred tax assets.

As previously reported, net sales for the fourth quarter were 3.8% higher than in the same period of 2010 and 0.1% ahead for the full year 2011.  Written sales for the fourth quarter of 2011 increased 1.5% over the same quarter of 2010.

Clarence H. Smith, president and chief executive officer, said, “We are pleased to report a strong fourth quarter resulting in a profitable year for Havertys.  Our pre-tax profits for the fourth quarter of 2011 were $6.1 million compared to $5.7 million in 2010 which had included $2.0 million of other income.  The initiatives we have begun with our store improvements, renewed focus on higher price point products and emphasizing Havertys’ complete array of fashionable quality merchandise helped drive our increase in fourth quarter sales. For the year we produced an improvement in gross profit, yet virtually flat sales growth did not allow us to leverage our increased expenditures in advertising, compensation and group medical insurance or the rising costs of fuel.  We managed our cash flow and working capital requirements and did not use our credit facility, ending December 31, 2011 with $49.6 million in cash, no funded debt and a total debt to capital ratio of 4.7%.

The appeal of our higher price point products resulted in a higher average ticket for 2011.  We expanded our very successful upholstery program, “Custom Choice” to include a broader mix of options in fabrics, colors and configurations.  This program provides exceptional value to our customer and differentiates us from many competitors.  Bedding sales continue to be a solid contributor to our business and were almost 12% of our total sales in 2011.  Our latest bedroom and casual dining room products have been well received by consumers but the family room continues to be the focus of many of our customers.

The business environment for home furnishings continues to be difficult.  Our merchandising and store improvements are focused on serving our customers better, distinguishing ourselves in the marketplace and giving Havertys an edge over our competitors.  We are implementing new ways to serve our customer and bringing out exciting new products during 2012 aimed at increasing our sales and strengthening our brand.

Financial Highlights

Fourth Quarter 2011 Compared to Fourth Quarter 2010

•	Net sales were up at $168.3 million and comparable store sales increased 3.5%.
•
Gross profit margins were 52.3% as a percent of sales compared to 51.0%.  The increase was slightly better than expected and is due primarily to our merchandise pricing and sales mix.  The increase in the LIFO reserve was negligible in 2011 compared to the negative impact of a $0.5 million (0.3% of sales) increase in the reserve in 2010.

NEWS RELEASE – FEBRUARY 27, 2012 Page 2

•
Selling, general and administrative costs increased $2.7 million and declined 0.2% of sales.  Our expenditures on advertising and marketing increased in 2011 by approximately $1.0 million as we engaged a new agency and incurred additional advertising expense.

•	Occupancy costs were higher due to expenditures related to our “Bright Inspirations” store refreshing project, increased depreciation expense and the costs of the new store opened during the quarter.
•	Other income in 2010 included $1.5 million in gains from the sale of a warehouse closed in a prior year.
•
Income tax expense includes a decrease in our valuation allowance on deferred tax assets of $14.1 million, resulting in an increase of $0.64 in per share earnings compared to the prior period decrease in the allowance of $2.1 million, resulting in an increase of $0.09 in per share earnings.

•	Our retail store count at December 31, 2011 was 119 versus 118 at the end of 2010.

Twelve Months ended December 31, 2011 Compared to Same Period of 2010

•	Net sales were relatively flat at $620.9 million and comparable store sales increased 0.3%.
•
Gross profit margins increased by 0.3% to 51.7% as a percent of sales due to merchandising and the positive impact of a $0.3 million (0.05% of sales) increase in our LIFO reserve compared to a $1.5 million (0.2% of sales) increase in the reserve in 2010.

•	Selling, general and administrative costs increased $4.0 million or 0.6% of sales for 2011.
•
Income tax expense includes a reduction in our valuation allowance on deferred tax assets of $14.1 million, resulting in an increase of $0.64 in per share earnings compared to the prior period decrease of $3.1 million, resulting in an increase of $0.14 in per share earnings.

Expectations and Other

•	Sales for 2011 reverted closer to their historical quarterly pattern. Total written business for the first quarter to date of 2012 is up approximately 5.0% over the same period last year.
•
We anticipate that merchandise costs for 2012 will be pressured by labor rates and increasing freight costs.  However, we expect continued soft demand and over capacity will help moderate vendor increases and provide sources for production of substitute merchandise to meet our pricing needs.  We believe our annual gross profit margin for 2012 will be similar to the annual 2011 level.

•
SG&A expenses in 2012 should be leveraged at a higher rate given our expected sales growth.  Our expanded retail square footage will increase our fixed costs and, together with other budgeted increases, we expect our fixed/discretionary costs will be approximately $213 to $214 million, or approximately a 3% increase in those same costs compared to 2011.  Variable SG&A expenses should continue to be in the 17.0% to 17.5% range as a percent of sales for 2012.

•	Our effective tax rate for 2012 is expected to be 38.3%.
•
Planned capital expenditures for 2012 are $21.0 million. We expect to open two stores in new markets; in the Towson area of metro Baltimore and in Midland, Texas.  Our plans also include a new store serving the Dallas market in Allen, Texas and the relocation of a store in metro Atlanta.  These are all scheduled to open in the second half of 2012 and will result in a 2.4% increase in total retail square footage over 2011.

NEWS RELEASE – FEBRUARY 27, 2012 Page 3

HAVERTY FURNITURE COMPANIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, except per share data – Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010

Net sales	$168,259	$162,083	$620,903	$620,331
Cost of goods sold	80,338	79,435	300,187	301,564
Gross profit	87,921	82,648	320,716	318,767
Credit service charges	98	152	460	717
Gross profit and other revenue	88,019	82,800	321,176	319,484

Expenses:
Selling, general and administrative	81,583	78,872	315,865	311,897
Interest, net	160	199	737	815
Provision for doubtful accounts	43	103	167	380
Other income, net	172	(2,026)	(196)	(2,281)
	81,958	77,148	316,573	310,811

Income before income taxes	6,061	5,652	4,603	8,673
Income tax expense (benefit)	(10,897)	143	(10,860)	229
Net income	$16,958	$5,509	$15,463	$8,444

Basic earnings per share:
Common Stock	$0.78	$0.25	$0.71	$0.39
Class A Common Stock	$0.74	$0.24	$0.67	$0.37

Diluted earnings per share:
Common Stock	$0.76	$0.25	$0.70	$0.38
Class A Common Stock	$0.73	$0.24	$0.67	$0.36

Basic weighted average shares outstanding:
Common Stock	18,731	18,500	18,633	18,156
Class A Common Stock	3,218	3,343	3,287	3,563

Diluted weighted average shares outstanding:
Common Stock	22,213	22,062	22,153	21,970
Class A Common Stock	3,218	3,343	3,287	3,563

Cash dividend per common share:
Common Stock	$0.1200	$0.1000	$0.1200	$0.1000
Class A Common Stock	$0.1125	$0.0950	$0.1125	$0.0950

NEWS RELEASE – FEBRUARY 27, 2012 Page 4

HAVERTY FURNITURE COMPANIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In Thousands - Unaudited)

	December 31,
	2011	2010
ASSETS
Current assets
Cash and cash equivalents	$49,585	$58,045
Restricted cash and cash equivalents	6,813	—
Accounts receivable	11,451	13,778
Inventories	93,713	91,938
Prepaid expenses	11,195	7,685
Other current assets	4,918	5,489
Total current assets	177,675	176,935

Accounts receivable, long-term	449	588
Property and equipment	179,333	175,511
Deferred income taxes	22,681	11,524
Other assets	4,962	5,681
Total assets	$385,100	370,239

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$18,233	$18,088
Customer deposits	14,572	13,585
Accrued liabilities	32,171	31,357
Deferred income taxes	6,635	7,052
Current portion of lease obligations	762	525
Total current liabilities	72,373	70,607

Lease obligations, less current portion	12,284	8,574
Other liabilities	37,774	37,876
Total liabilities	122,431	117,057

Stockholders’ equity	262,669	253,182
	$385,100	$370,239

NEWS RELEASE – FEBRUARY 27, 2012 Page 5

HAVERTY FURNITURE COMPANIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Thousands – Unaudited)

	Year Ended December 31,
	2011	2010	2009

CASH FLOW FROM OPERATING ACTIVITIES
Net income (loss)	$15,463	$8,444	$(4,179)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	18,242	16,859	19,346
Deferred income taxes	(7,947)	(2,953)	(2,200)
Share-based compensation expense	2,060	1,716	1,668
Provision for doubtful accounts	167	380	978
Net gain on sale of property and equipment	94	(1,653)	(21)
Other	237	(628)	707
Changes in operating assets and liabilities:
Accounts receivable	2,299	1,397	9,263
Inventories	(1,775)	1,363	10,442
Customer deposits	987	(417)	1,222
Other assets and liabilities	(11,714)	(462)	3,620
Accounts payable and accrued liabilities	959	155	(2,351)
Net cash provided by operating activities	19,072	24,201	38,495
CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(17,566)	(14,053)	(3,259)
Restricted cash and cash equivalents	(6,813)	—	—
Proceeds from sale-leaseback transaction	—	—	6,625
Proceeds from sale of property and equipment	157	2,856	31
Other investing activities	—	—	43
Net cash provided by (used in) investing activities	(24,222)	(11,197)	3,440
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from borrowing under revolving credit facilities	—	—	5,800
Payments of borrowings under revolving credit facilities	—	—	(5,800)
Net change in borrowings under revolving credit facilities	—	—	—
Payments on long-term debt and lease obligations	(588)	(385)	(311)
Proceeds from exercise of stock options	285	3,319	92
Dividends paid	(2,609)	(2,168)	(473)
Other financing activities	(398)	(191)	(474)
Net cash provided by (used in) financing activities	(3,310)	575	(1,166)

Increase (decrease) in cash and cash equivalents	(8,460)	13,579	40,769
Cash and cash equivalent at beginning of year	58,045	44,466	3,697

Cash and cash equivalent at end of year	$49,585	$58,045	$44,466

NEWS RELEASE – FEBRUARY 27, 2012 Page 6

The following table summarizes the impact of various items on our tax expense (in thousands):

	2011	2010
Statutory rates applied to income (loss) before income taxes	$1,565	$3,036
State income taxes, net of Federal tax benefit	143	302
Net non-deductible permanent differences	33	(25)
	1,741	3,313

Change in deferred tax asset valuation allowance	(14,121)	(3,133)
Change in state credits	717	—
Change for net operating loss carrybacks, amended returns and related receivables	422	—
Change in deferred tax rate	274	—
Change in reserve for uncertain tax positions	42	16
Other	65	33
	(12,601)	(3,084)

Income tax expense (benefit)	$(10,860)	$229

About Havertys

Havertys, established in 1885, is a full-service home furnishings retailer with 119 showrooms in 17 states in the Southern and Midwestern regions providing its customers with a wide selection of quality merchandise in middle to upper-middle price ranges.  Additional information is available on the company’s website at www.havertys.com

News releases include forward-looking statements, which are subject to risks and uncertainties.  Factors that might cause actual results to differ materially from future results expressed or implied by such forward-looking statements include, but are not limited to, general economic conditions, the consumer spending environment for large ticket items, competition in the retail furniture industry and other uncertainties detailed from time to time in the company’s reports filed with the SEC.

Conference Call Information

The company will sponsor a conference call Tuesday, February 28, 2012 at 10:00 a.m. Eastern Standard Time to review its results.  Listen-only access to the call is available via the web at www.havertys.com (For Investors) and at www.streetevents.com (Individual Investor Center), both live and for a limited time, on a replay basis.

Contact:
Haverty Furniture Companies, Inc., 404-443-2900
Dennis L. Fink
EVP & CFO
Jenny Hill Parker
SVP, Finance, Secretary and Treasurer

SOURCE:  Haverty Furniture Companies, Inc.